Exhibit 1

Mitchell*Finley and Company, P.C.
Certified Public Accountants


February 13, 1996

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously principal accountants for U.S. Gold Corporation and on April 14, 1995, we reported on the financial statements of U.S. Gold Corporation as of December 31, 1994 and for the years ended December 31, 1994 and 1993. On January 1, 1996, Mitchell*Finley and Company, P.C. merged their practice into BDO Seidman, LLP, and on February 13, 1996, we were replaced as principal accountants of U.S. Gold Corporation. We have read U.S. Gold Corporation's statements included under Item 4 of its Form 8-K for February 13, 1996, and we agree with such statements.

Sincerely,

/s/ Mitchell*Finley and Company, P.C.

Mitchell*Finley and Company, P.C.

Denver, Colorado
February 13, 1996


303 E. Seventeenth Avenue, Suite 600
Denver, Colorado 80203
(303) 830-1120